Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of our report dated March 28, 2008, relating to the consolidated financial statements of Ebix, Inc. and subsidiaries (the “Company”), included and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in the Joint Proxy Statement of Ebix, Inc. and A.D.A.M, Inc., which is made part of this Registration Statement.
/s/ Habif, Arogeti & Wynne, LLP
Atlanta, Georgia
December 20, 2010